December 10, 2015

Kelly Todd Grindle
3035 Eagle Ridge
Roswell, GA 30076
Dear Kelly,
Congratulations! It is our pleasure to confirm our offer for the position of President of Outdoor Products reporting to Mark DeYoung, Chairman & Chief Executive Officer of Vista Outdoor. Your anticipated start date is January 4, 2016.
Your compensation package includes a base salary annualized at $375,000 per year, less applicable deductions and withholdings.
This offer includes Personal Time Off (PTO), which will accrue in even increments each pay period up to a total of 160 hours per full calendar year.
If you start on or before January 4, 2016, you will participate in our FY16 Executive Incentive Plan (EIP) which allows for a target bonus payment of 40% of base salary and the potential of up to a maximum of 80% of base salary. This bonus is not guaranteed and will be provided based on fiscal year end results of the company's financial performance and your individual performance, and will be prorated based on your start date. The annual bonus opportunity will be subject to the satisfaction of performance criteria to be determined by the Compensation Committee of Vista Outdoor’s Board of Directors in its sole discretion. Bonuses are paid within 2 ½ months after the end of Vista Outdoor's fiscal year (by June 15th).
Beginning in FY17, you will be eligible to participate in Vista Outdoor’s executive long-term incentive (LTI) compensation program, which is intended to deliver compensation tied to long-term performance of Vista Outdoor. The design of this program is approved annually by the Compensation Committee of Vista Outdoor’s Board of Directors in its sole discretion and may include a mix of both Vista Outdoor common stock and cash. The dollar amount of your LTI grant at target will be approximately $150,000. This award is typically granted in April; however, the timing, form, amount and mix of the LTI award may be adjusted.
In addition, you will receive a one-time signing bonus in the form of restricted stock units (RSUs) valued at $300,000 (grant value). This award will be made within thirty days after your actual start date of employment and will vest in two equal installments on the second and third anniversaries of the grant date provided you are employed by the Company through the applicable vesting date. This grant is also subject to the terms and conditions set out in your award agreement.
As a regular status Full Time employee, you will be immediately eligible to participate in the Vista Outdoor benefit programs; attached is a summary of the Vista Outdoor benefit programs. Your benefit options will be explained in more detail during your new hire orientation and you will be eligible to enroll in the benefit programs at that time.
Your principal work location will be at the Vista Outdoor Products headquarters in Overland Park, Kansas. To help you transition to your new home, we offer our Home Purchase relocation package. The attached document describes the details of the relocation program and the Relocation Repayment form is enclosed for your signature.
As a senior executive of Vista Outdoor, you will be eligible for Tier 1 Executive benefits under the Vista Outdoor Inc. Executive Severance Plan if your employment with Vista Outdoor is terminated under certain circumstances as described in the applicable plan document. Vista Outdoor reserves the right, in its sole discretion, to change, amend or terminate such plan at any time. A copy of the current plan is attached to this letter for your reference. In addition, subject to approval by the Compensation Committee of Vista Outdoor’s Board of Directors, you may be eligible for certain benefits under the Vista Outdoor Inc. Income Security Plan.
To comply with the U.S. Immigration Act of 1986, on your first day at work, you will be filling out the U.S. Citizenship and Immigration Service’s Form I-9, “Employment Eligibility Verification.” Please review the attached list of acceptable documents and bring appropriate documentation of your choosing with you when you report to work at our facility.
Vista Outdoor must also comply with U.S. import/export laws. The position we are offering may expose you to controlled technical data as defined by U.S. export laws, so you must be either a U.S. Citizen or a U.S. Person, as that term is defined by statute. For your convenience, we have identified the following documents from the Form I-9, which will also establish your status as a U.S. Citizen or U.S. Person: unexpired U.S. passport; Certificate of U.S. Citizenship (INS Form N-560 or N-561); Certificate of Naturalization (INS Form N-550 or N-570); unexpired foreign passport with I-551 stamp; Alien Registration Receipt Card with Photograph (INS Form I-551); or an original or certified copy of your U.S. Birth Certificate plus one of the photo-containing documents listed in List B of the Form I-9.
Vista Outdoor does not want you to bring any proprietary information, customer lists, records, trade secrets, or any other property that belongs to any former employer. All such information should be returned to your former employer(s) prior to joining Vista Outdoor. Vista Outdoor will not ask you to use or disclose any other entity’s confidential or proprietary information or property in performing your job. Please carefully review the attached Confidentiality and Invention Assignment Agreement; it contains important information regarding your obligations toward Vista Outdoor and Vista Outdoor customer proprietary and confidential information. All employees are required to sign the Confidentiality and Invention Assignment Agreement as a term and condition of employment at Vista Outdoor.
The terms of this employment offer do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor's compensation and benefits programs which are subject to change.
All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing and signed by Vista Outdoor's Chief Executive Officer. Failure to accurately and completely provide information requested during the hiring process may lead to this employment offer being revoked or the termination of your employment.
This employment offer is made contingent upon a successful background check and a negative drug screen test. Information relating to these requirements is attached. Vista Outdoor requires that you complete your drug test within 72 hours of accepting this offer of employment. We must have satisfactory results of this drug test before you can begin your employment.
Kelly, we are truly excited to extend this offer to you and look forward to the contributions you will make at Vista Outdoor. To confirm acceptance of this employment offer, please sign, date and return this letter to me.
Sincerely,
/s/ Steve Clark
Steve Clark
SVP, Human Resources and Corporate Services
Cc: Mark DeYoung
Accepted:

/s/ Kelly Grindle / 12/10/15
Kelly Grindle Date